SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), between Ware H. Grove, an individual (the “Employee”), and CBIZ, Inc., a Delaware corporation (the “Company”), amends and restates (and supersedes) the Amended and Restated Employment Agreement entered into by Employee and the Company executed and effective as of March 30, 2017 (the “Prior Agreement”). This Agreement is executed as of the signature date listed below and effective as of March 17, 2025 (the “Transition Date”). In the event the Employee’s employment terminates prior to the Transition Date, this Agreement shall be null and void and the terms of the Prior Agreement shall govern.

PRELIMINARY STATEMENT

The Company desires to continue to procure the services of Employee and Employee desires to continue to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

The Company and the Employee wish to memorialize the transition of Employee’s responsibilities following his cessation of services as the Company’s Senior Vice President and Chief Financial Officer as of the Transition Date and his continued employment with the Company thereafter.

NOW, THEREFORE, in consideration and as a condition of the Employee’s employment by the Company and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

TERMS

1.     Employment At Will. The Employee commenced employment with the Company on December 12, 2000 and most recently served as the Company’s Senior Vice President and Chief Financial Officer immediately prior to the Transition Date. The Employee shall continue to be employed by the Company on an “at will” basis as that term is construed under Ohio law and the Employee’s employment shall continue until the second anniversary of the Transition Date (the “Initial Term”), and thereafter shall continue on a month-to-month basis, in each case, unless terminated by either party upon thirty (30) days’ prior written notice (such period from the Transition Date through the termination of this Agreement, the “Term”).

2.     Discontinuation of Term. In the event the Company terminates this Agreement prior to the expiration of the Initial Term, the Company shall continue to pay the Employee the Annual Salary described in Section 4(a) for the remainder of the Initial Term according to the Company’s regular payroll schedule. The Company and Employee acknowledge and agree that the Employee’s cessation of serving as the Company’s Senior Vice President and Chief Financial Officer will not constitute a termination of employment by the Company without Cause or a termination of employment by Consultant for Good Reason (as such terms are described under the Prior Agreement and will not give rise to any right of the Employee to receive severance compensation contemplated by the Prior Agreement. In the event Employee is a “Specified Employee” (as defined under Code Section 409A), then any and all payments or benefits under this Section 2 that are not excludable from Code Section 409A’s definition of “deferred compensation” shall commence being paid six (6) months after Executive’s Date of Termination.

3.     Title; Duties. During the Term, the Employee’s title shall be Senior Advisor and he shall report directly to the Chief Executive Officer of the Company. The Employee shall assist and support the transition of the Company’s new Chief Financial Officer as requested by the Chief Executive Officer and shall devote his business time and efforts to the business and interests of the Company at an anticipated rate of 25 hours per week; provided, however, that nothing contained herein shall prohibit the Employee from serving on the board of directors or an advisory counsel of no more than three companies or otherwise participating on the board of any charitable, community, or similar organization so long as such activities do not, in the reasonable opinion of the Company’s Chief Executive Officer, unreasonably interfere with the Employee’s duties and responsibilities to the Company. During his employment with the Company, the Employee shall (a) continue to have use of his Company computer and phone subject to applicable Company policies and access to the Company’s network (as determined by the Chief Legal Officer), and (b) not engage in any activity which would be inconsistent with such duties or with the objectives and business of the Company and shall diligently perform his obligations and discharge his duties under this Agreement. The Employee shall adhere to all ethical practices and other rules and regulations established by the Company. The Employee shall automatically resign from any and all officer, director and manager positions and relinquish all employment-related titles he may hold within the Company or any of its subsidiaries or affiliates as of the Transition Date.

4.     Salary and Benefits. During the Term, the Employee shall receive the following salary and benefits:

(a)Annual Salary. The Employee’s base annual salary as of the effective date of this Agreement shall be Fifty Thousand Dollars ($50,000.00).

(b)Executive Incentive Plan Awards. The Company and the Employee agree that the Employee shall be entitled to a pro-rata amount (76 /365) of any 2025 Executive Incentive Plan (“EIP”) award earned based on the achievement of applicable performance goals, with such amount payable at the customary time 2025 EIP payments are paid, but in all cases in the 2026 calendar year. The Employee shall not be eligible to participate in any other bonus programs of the Company during the Term.

(c)Benefits. The Employee shall be eligible to participate in all health and welfare benefit plans and other employee benefit plans, practices, policies and programs provided by the Company and applicable to similarly situated employees of the Company, as the same may be amended from time to time.

(d)     Equity Awards. Following the Transition Date, the Employee shall no longer be eligible to any future equity awards. The Company and the Employee agree that the Employee shall (i) retain all outstanding and unvested Restricted Share Units following the Transition Date and shall continue to be eligible to vest in such Restricted Share Units according to their normal vesting schedule as if the Employee’s employment continued through the applicable vesting date with such Restricted Share Units being settled as if the Employee was employed by the Company through the applicable vesting date, and (ii) be eligible to vest in all outstanding and unvested Performance Share

Units based on actual performance achieved through the end of the applicable performance period, and shall be settled in cash, shares of common stock, or a combination thereof, as provided in the applicable award agreement, within sixty (60) days following the end of such performance period. Notwithstanding the foregoing, all outstanding and unvested Restricted Share Units shall immediately vest and all outstanding and unvested Performance Share Units shall immediately vest at target performance in the event (i) the Company terminates this Agreement prior to the expiration of the Initial Term, or (ii) of the Employee’s death or “Disability” (as defined by the Company’s 2019 Omnibus Incentive Plan, as amended and consistent with the requirements of Code Section 409A (as defined below)), and all such Restricted Share Units and Performance Share Units shall be settled within sixty (60) days following such vesting date described in this sentence, as per to the terms of the applicable award agreements.

(e)     Reimbursement of Expenses. The Company shall reimburse the Employee for all reasonable and documented expenses incurred by the Employee in the performance of the Employee’s duties under this Agreement. The Employee shall not be obligated to make any advance to or for the account of the Company, nor shall the Employee be obligated to incur any expense for the account of the Company without assurance that the necessary funds for the discharge of such expense will be provided. Notwithstanding the foregoing, all significant expenses to be incurred by the Employee in connection with this Agreement shall require the prior approval of the Chief Executive Officer or Chief Financial Officer of the Company. If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (including any applicable rulings or regulations promulgated thereunder) (“Code Section 409A”), such reimbursements or in-kind benefits shall be subject to the following rules: (i) the amounts to be reimbursed, or the in-kind benefits to be provided, shall be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to the Employee’s lifetime and the lifetime of Employee’s eligible dependents; (ii) the amount eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (iii) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iv) the Employee’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.

5.     Noncompetition. During the applicable Restriction Period (as defined below), the Employee shall not, directly or indirectly (whether individually or as a shareholder or other owner, investor, partner, director, officer, employee, consultant, creditor or agent of any person, firm, association, organization, or other entity other than the Company):

(a)Enter into, engage in, promote, assist (financially or otherwise), or consult with any business which competes with the business of the Company (the “Business”) anywhere in the United States;

(b)Induce (or attempt to induce) or encourage any employee, officer, director, representative, agent, vendor, or independent contractor of the Company to terminate or materially alter its relationship with the Company, or otherwise interfere or attempt to interfere in any way with the Company’s relationships with its employees, officers, directors, representatives, agents, vendors, independent contractors, or others;

(c)Employ or engage any person who, at any time within the twelve (12)-month period immediately preceding such employment or engagement, was an employee, officer, director, representative, agent, vendor, or independent contractor of any the Company; or

(d)Take any other action that would impair the value of the Business or the assets of the Company, including, without limitation, any action that would tend to disparage or diminish the reputation of the Company.

For purposes of this agreement, the term “Restriction Period” shall mean the period commencing on the date hereof and continuing for one (1) year after the date on which the Employee’s employment with the Company is terminated (for any reason).

The Employee acknowledges that (i) the provisions of Sections 5 and 6 of this Agreement are fundamental and essential for the protection of the Company’s legitimate business and proprietary interests, and (ii) such provisions are reasonable and appropriate in all respects.

Notwithstanding the foregoing, nothing contained in this Section 5 shall be deemed to preclude the Employee from owning less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of any publicly held corporation whose stock is traded on a major stock exchange or quoted on NASDAQ.

6.     Nondisclosure. The Employee agrees that he shall not at any time after the date of this Agreement directly or indirectly copy, disseminate or use, for the Employee’s personal benefit or the benefit of any third party, any Confidential Information (as defined below), regardless of how such Confidential Information may have been acquired, except for the disclosure or use of such Confidential Information as may be (a) required by Employee in connection with his employment with the Company, (b) required by law, or (c) authorized in writing by the Company. For purposes of this Agreement, the term “Confidential Information” shall mean all information or knowledge belonging to, used by, or which is in the possession of the Company or relating to the Company’s business, business plans, strategies, or clients (including, without limitation, the names, addresses or telephone numbers of such clients), vendors, technology, programs, finances, costs, employees (including, without limitation, the names, addresses or telephone numbers of any employees), employee compensation rates or policies, marketing plans, development plans, computer programs, computer systems, inventions, developments, trade secrets, know-how or confidences of the Company, without regard as to whether any of such Confidential Information may be deemed confidential or material to any third party, and the Employee hereby stipulates to the confidentiality and materially of such Confidential Information. Notwithstanding anything to the contrary contained in the preceding sentence, Confidential Information shall not include information that is or becomes generally available to the public other than as a direct or indirect result of a disclosure by the Employee or a representative of the Employee. The Employee acknowledges that all of the Confidential Information is and shall continue to be the exclusive proprietary property of the Company, whether or not prepared in whole or in part by the Employee and whether or not disclosed to or entrusted to the custody of the Employee. The Employee agrees upon the termination of Employee’s employment with the Company (for any reason), the Employee will return promptly to the Company all memoranda, notes, records, reports, manuals, pricing lists, prints and other documents (and all copies thereof) relating to the Company’s business which the Employee may then possess or have within the Employee’s control, regardless of whether any such documents constitute Confidential Information. The Employee further agrees that he shall forward to the Company or its designee all Confidential Information which at any time comes into the Employee’s possession or the possession of any other person, firm or entity with which the Employee is affiliated in any capacity.

7.     Intellectual Property. In the scope of the Employee’s services under this Agreement, the Employee may be requested, alone or with others, to create, invent, enhance, and modify items which are or could be deemed to be Confidential Information. The Employee acknowledges and agrees that all of such information is intended to be, and will remain, the sole and exclusive property of the Company. In addition, the Employee agrees that any and all intellectual property that the Employee invents, discovers, originates, makes, conceives, creates or authors either solely or jointly with others in connection with his services under this Agreement and that is the result of or is substantially derived from Confidential Information (“Intellectual Property”) shall be the sole and exclusive property of the Company unless in the public domain. When the Employee’s services under this Agreement terminate, he shall promptly and fully disclose all such Intellectual Property to the Company, shall provide the Company with any information that it may reasonably request about such property and shall execute such agreements, assignments or other instruments as may be reasonably requested by the Company to reflect such ownership by the Company and shall fully cooperate with the Company to protect the business relationships of the Company and to insure that there will be no unreasonable interference or disruption of such business relationships.

8.    Non-Disparagement. The Employee acknowledges and agrees that he will not defame or publicly criticize the services, business, integrity, veracity or personal or professional reputation of the Company and any of their officers, directors, partners, employees, or agents thereof in either a professional or personal manner. The Company shall direct the members of the Company’s Board of Directors and Senior Team (the Chief Executive Officer and direct reports to the Chief Executive Officer) to refrain, at all times following the Transition Date, from defaming or publicly criticizing the services, business, integrity, veracity or personal or professional reputation of the Employee.

9.    Remedies. The Employee acknowledges and agrees that the Company would suffer irreparable harm from a breach by the Employee of the restrictive covenants set forth in Sections 5 or 6. Therefore, in the event of the actual or threatened breach by the Employee under Sections 5 or 6, the Company may, in addition and supplementary to any other rights and remedies exiting in its favor (including, without limitation, its right to terminate the Employee’s employment for Cause), apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violation of the provisions of Sections 5 or 6. The Employee agrees not to raise the defense of an adequate remedy at law in any such proceeding. The Employee agrees that the existence of any claim or cause of action by the Employee against the Company, whether predicated upon this Agreement or any other contract, shall not constitute a defense to the enforcement by the Company of the provisions of Section 5 or 6.

10.    Acknowledgements. The Employee acknowledges that: (a) as a result of the Employee’s services under this Agreement, the Employee has obtained and will obtain Confidential Information; (b) the Confidential Information has been developed and created by the Company at substantial expense and the Confidential Information constitutes valuable proprietary assets and the Company will suffer substantial damage and irreparable harm which will be difficult to compute if, during the term of this Agreement and thereafter, the Employee should divulge such Confidential Information in violation of the provisions of this Agreement; (c) the nature of the Business is such that it could be conducted anywhere in the world and that it is not limited to a geographic scope or region; (d) the Company will suffer substantial damage which will be difficult to compute if, during the term of this Agreement or thereafter, the Employee should compete with Company or solicit or interfere with the Company’s employees, clients or customers in violation of this Agreement; (e) the provisions of this Agreement are reasonable and necessary for the protection of the Business; (f) the Employee will not be precluded from earning a living following his termination of this Agreement if the provisions of this Agreement are fully enforced; and (g) the Company would not have entered into this Agreement unless the Employee agreed to be bound by the terms set forth herein.

11.    Protections for Subsidiaries and Affiliates. For purposes of Sections 5 through 10 of this Agreement, the Company shall be considered to include the Company’s subsidiaries and affiliates.

12.     Notice. All notices and other communications required or permitted under this Agreement shall be deemed to have been duly given and made if in writing and if served either by personal delivery to the party for whom intended (which shall include delivery by Federal Express or similar service) or three (3) business days after being deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail bearing the address shown in this Agreement for, or such other address as may be designated in writing hereafter by, such party:

If to the Employee:	Mr. Ware H. Grove
7678 Mannheim Court
Hudson, Ohio 44236

If to the Company:	CBIZ, Inc.
5959 Rockside Woods Blvd N
Independence, Ohio 44131
Attention: Chief Executive Officer
Senior Vice President, Chief Legal Officer and Corporate Secretary

13.    Reformation; Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is finally determined by a court of competent jurisdiction to be unenforceable or invalid under applicable law, such provision shall be effective only to the extent of its enforceability or validity, without affecting the enforceability or validity of the remainder of this Agreement, and such court shall have jurisdiction to reform this Agreement to the maximum extent permitted by law. In the event that any such provision of this Agreement cannot be reformed, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

14.     Binding Effect: Waiver. The terms and provisions of this Agreement shall be binding on and inure to the benefit of the Employee, his heirs, executors, administrators, and other legal representatives and shall be binding on and inure to the benefit of the Company, its affiliates, successors or assigns. The failure of the Company at any time or from time to time to require performance of any of the Employee’s obligations under this agreement shall in no manner affect the Company’s right to enforce any provision of this Agreement at a subsequent time, and the waiver of any rights arising out of any breach shall not be construed as a waiver of any rights arising out of any subsequent or prior breach.

15.     Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Employee and the Company with respect to the subject matter hereof, and supersedes all prior agreements (including and without limitation, the Prior Agreement) and understandings relating to the subject matter hereof.

16.     Amendment. No amendment, modification, or waiver of any provision of this Agreement, or consent to any departure by the Employee therefrom, shall be effective unless the same shall be in writing and signed by the parties hereto.

17.     Assignment. This Agreement is for personal services to be performed by the Employee and may not be assigned or transferred by the Employee, or the obligations of the Employee performed by any other party. All of the rights and obligations of the Company under this Agreement are fully assignable and transferable by the Company.

18.     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19.     Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

20.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

21.     Tax Considerations and Payment Limitations.

(a)Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and, local, employment, or other taxes pursuant to any applicable law or regulation.

(b)Code Section 409A Compliance. This Agreement is intended to be operated in compliance with the provisions of Code Section 409A (including any applicable rulings or regulations promulgated thereunder). In the event that any provision of this Agreement fails to satisfy the provisions of Code Section 409A and cannot be amended, modified, or terminated, then such provision shall be void and shall not apply to Employee, to the extent practicable. In the event that it is determined to not be feasible to so void a provision of this Agreement as it applies to any amount payable to or on behalf of Employee, such provision shall be construed in a manner so as to comply with the requirements of Code Section 409A.

22.    Return of Company Property. Employee shall return when requested all Company property in Employee’s possession, including, without limitation, any Company laptop, phone, or other equipment, and Confidential Information.

23.    Indemnification. The Company shall indemnify Employee, to the fullest extent permitted by applicable law, if Employee is made or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that Employee is or was an officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if Employee acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, Employee had no reasonable cause to believe his conduct was unlawful. The obligations set forth in this Section 23 shall survive the termination of Employee’s employment or service with the Company. The indemnification provided hereunder shall be secondary to, and shall not duplicate, any indemnification rights to which Employee is entitled under the Company’s certificate of incorporation, bylaws, any separate indemnification agreement, or applicable law.

* * * Signature Page to Follow * * *

IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed this instrument as of the 25th day of February, 2026.

EMPLOYEE:

/s/ WARE H. GROVE
Ware H. Grove

THE COMPANY:

CBIZ, Inc.

/s/ JEROME P. GRISKO, JR
Jerome P. Grisko, Jr., CEO